Exhibit 99.2
Contact:

Randi Baldwin
Vice President Communications & Marketing
American Medical Alert Corporation
(516) 536-5850
American Medical Alert Corporation Issues Guidance for 2006

OCEANSIDE, New York. - March 30, 2006 - American Medical Alert Corporation (Nasdaq: AMAC) announced that the momentum reported today in the 2005 earnings release is expected to continue and should propel the Company to record revenues and earnings for 2006. The Company projects that gross revenues, consisting primarily of monthly recurring revenue (MRR), will increase by 34% to $30,000,000 while also projecting a 29% increase in earnings to $1,200,000 for the year ending December 31, 2006. This projection does not assume any contribution to anticipated results from future acquisitions.

 About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates seven communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, Answer Connecticut, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD to support the delivery of high quality, healthcare communications.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

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